EXHIBIT 99.1
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                           [Hollinger Inc. Letterhead]


RANDALL C. BENSON                                    TELEPHONE:  (416) 363-8721
Chief Restructuring Officer                                FAX:  (416) 363-4187
                                                       rbenson@hollingerinc.com


                                November 23, 2005

VIA EMAIL AND FAX

The Hon. Raymond G.H. Seitz
Director
Member - Nominating Committee
Hollinger International Inc.
New York
Dear Mr. Seitz:

         As you know, we have been approached by the other major shareholders of Hollinger International as regards our views for potential candidates to the new Board of Hollinger International which will be formed at the announced annual meeting of shareholders on January 24, 2006.

         We have been very pleased with the progress which we understand has been made and are very satisfied with the caliber of individuals which the shareholder group has suggested will serve for the company. Nevertheless, as Hollinger Inc. is also a major shareholder and holds an approximate 18% economic equity interest in Hollinger International, we believe that fairness requires that Hollinger Inc. have proportional representation on the Board.

         As we understand the current proposal to be submitted to the shareholders, there will be somewhere between seven and ten members elected to serve on the new Board. Thus, we propose that Hollinger Inc. be permitted two seats on the new Board. We have informed the other shareholders of our view on this matter.

         We are pleased to submit as nominees to these positions the names of Randall C. Benson and any one of Stanley M. Beck, David W. Drinkwater, Joseph H. Wright, David A. Rattee, or Newton G.Z. Glassman. I have attached the C.V.'s of these individuals for the review of your nominating committee.

                                                     Very truly yours,

                                                     "RANDAL C. BENSON"

                                                     Randall C. Benson
attachments

cc:  Mr. Gordon Paris
     Mr. Jim Van Horn



           HOLLINGER INC., 10 TORONTO STREET, TORONTO, CANADA M5C 2B7